Exhibit 99.1

International Press Release

January 25, 2008

Cardtrend Acquires Established Prepaid
Business For Further Expansion

Provides Solid Base for Expanding Position in the Prepaid Market

January 25, 2008 (Hong Kong) – Cardtrend International Inc. (FIRNA OTCBB: CDTR) (“Cardtrend”) today announced that it has signed a share exchange agreement to acquire 100% of SMS Biz Sdn. Bhd. (“SMSBiz”), an established provider of prepaid telecommunications services and products in Malaysia with alliances with other prepaid vendors throughout Southeast Asia.

The share exchange agreement replaces an existing business alliance agreement signed with SMSBiz in November 2007 which included an option to acquire SMSBiz. This acquisition solidifies Cardtrend’s position in the Malaysian prepaid market while also facilitating the development of other national markets.

Based in Kuala Lumpur, Malaysia, SMSBiz issues prepaid long distance calling cards under various brands, namely, SuperWorld, Camaron and Bangladesh Special for individual users, and SuperTalk for home and corporate users. Current sales volume is over US$300,000 per month and growing.

KK Ng, CEO of Cardtrend said “consummation of this acquisition not only will improve our revenue and profit margins in the current Prepaid Business unit, it will enable Cardtrend to more rapidly introduce our prepaid products throughout the region, especially China, where we see significant opportunities for the SMSBiz product line.”

Mr. Anthony Yap, Founder and Managing Director of SMSBiz added “we are pleased to join the Cardtrend family and we see significant synergies which will provide additional channels to sell our products in Malaysia and elsewhere in Asia. In addition we will now have access to Cardtrend’s systems capabilities to improve our profit margins.”

The SMSBiz acquisition underpins Cardtrend’s commitment to expanding the sale of its prepaid products and services throughout Asia, focusing especially on China.

ABOUT CARDTREND INTERNATIONAL INC.

Cardtrend International Inc. (“Cardtrend”) is a US public company with subsidiaries and related companies focusing on the payments and loyalty-rewards industries in China and throughout Asia. In line with its long-term growth strategy, Cardtrend is organized into three synergistic business units: Cards Business, Prepaid Business and Processing Business. For more information please visit Cardtrend’s corporate website (www.cardtrend.com).

Contact:
Cardtrend International Inc.
(866) 877-2729
ir@cardtrend.com